EXHIBIT 5

                       [O'Melveny & Myers LLP Letterhead]

April 12, 2002

ACME Communications, Inc.
2101 E. Fourth Street
Suite 202A
Santa Ana, California 92705

            Re:   Registration of Shares of Common Stock of ACME
                  Communications, Inc.


Dear Ladies and Gentlemen:

In connection with the registration of up to 4,200,000 shares of Common Stock of ACME Communications, Inc., a Delaware corporation (the "Company"), par value $0.01 per share (the "Shares"), under the Securities Act of 1933, as amended (the "Act"), pursuant to a Registration Statement on Form S-8 (the "Registration Statement"), filed with the Securities and Exchange Commission on April 12, 2002, you have requested our opinion set forth below.

In our capacity as such counsel we have examined originals or copies of those corporate and other records of the Company we considered appropriate.

The law covered by this opinion is limited to the General Corporation Law of the State of Delaware. We express no opinion with respect to the applicability or the effect of any other laws and no opinion regarding statutes, administrative decisions, rules, regulations or requirements of any county, municipality, subdivision or local authority of any jurisdiction.

On the basis of such examination, our reliance upon the assumptions in this opinion and our consideration of those questions of law we considered relevant, and subject to the limitations and qualifications in this opinion, we are of the opinion that the Shares have been duly authorized by all necessary corporate action on the part of the Company and, upon payment for and delivery of the Shares as contemplated in accordance with the Company's 1999 Stock Incentive Plan, and either (a) the countersigning of the certificate or certificates representing the Shares by a duly authorized signatory of the registrar for the Company's Common Stock, or (b) the book-entry of the Shares by the transfer agent for the Company's Common Stock in the name of The Depository Trust Company or its nominee, the Shares will be validly issued, fully paid and non-assessable.

We consent to your filing this opinion as an exhibit to the Registration Statement.


                                       Very truly yours,

                                       /s/ O'Melveny & Myers LLP
                                       O'Melveny & Myers LLP